Renaissance Capital Greenwich Funds

October 1, 2014

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5049

Attention: Mary Moran Zeven, Senior Vice President and Senior Counsel

Re:  RENAISSANCE CAPITAL GREENWICH FUNDS (the "Trust")

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established a new series of shares to be known as Renaissance International IPO ETF (the "Fund"), which is expected to become effective on October 1, 2014.

In accordance with the Section I, the Appointment of Administrator provision, of the Administration Agreement dated as of September 3, 2013 by and between State Street Bank and Trust Company ("State Street") and the Trust (as amended, modified, or supplemented from time to time, the "Agreement"), the undersigned Trust hereby requests that State Street act as Administrator for the new Fund under the terms of the Agreement.  In connection with such request, the undersigned Trust hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of  this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

RENAISSANCE CAPITAL GREENWICH FUNDS

By: /s/ William K. Smith

Name: William K. Smith

Title: President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By: /s/ Michael F Rooers

Name: Michael F Rooers

Title: Executive VP, Duly Authorized

Effective Date: October 1, 2014